Exhibit 10.8
CALAMOS ASSET MANAGEMENT, INC.
          Non-Employee Director Equity Award Statement for:

Congratulations! The following summarizes your                      Calamos Restricted Stock/Option Equity Award:
STOCK OPTIONS

Total number of Options
granted
Option price per share	The fair market value of CLMS Class A Stock as of the
grant date
Expiration date	subject to earlier termination
RESTRICTED STOCK UNITS (“RSUs”)

Total number of RSUs
granted
VESTING SCHEDULE

Grant date

Vesting Schedule	A portion of your STOCK OPTIONS becomes available for
purchase on each of these dates:
• Up to 33 1/3% on
• Up to 66 2/3% on
• Up to 100% on and after , but prior to the Expiration Date

A portion of your Restricted Stock Units vest on each of the following dates:
• 33 1/3% on
• 33 1/3% on
• 33 1/3% on
Your stock option and restricted stock units were issued from the Calamos Asset Management, Inc. Incentive Compensation Plan. This stock option and restricted stock units award is governed by the terms and conditions of this Award Statement, which includes the accompanying Terms of the _________ Equity Awards and the Incentive Compensation Plan. A copy of the Incentive Compensation Plan is available upon request from Human Resources.

This Award Statement, including the accompanying Terms of the Equity Awards, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Calamos Asset Management, Inc
Incentive Compensation Plan.
Terms of the                      Equity Awards for Non-Employee Directors

Type(s) of Award:	Nonqualified stock options and restricted stock units (“RSUs”).

When vested each stock option entitles the holder to purchase one (1) share of Class A common stock of Calamos Asset Management, Inc. (“CLMS”) at the applicable option price.

When vested, each RSU entitles the holder to receive one (1) share of CLMS Class A common stock for each vested RSU.

Vesting:	The date(s) upon which the stock options become exercisable are set forth on the Award Statement, together with the expiration date of the option.

The date(s) upon which the RSUs vest are set forth on the Award Statement.

In the event of termination of service as a director of CLMS due to death or disability prior to the full vesting of the stock options and RSUs, a portion (or all) of the unvested stock options and RSUs will vest as of the date of such termination of service. The portion that will vest will be determined as follows:

• If any portion of the option and RSUs has become vested prior to the date of termination, then the vesting of those stock options and RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of service.

• If the termination occurs prior to vesting of the options and RSUs, then a pro rata portion will vest based on the number of whole months elapsed in the period from the grant date to the date of termination, divided by the number of months in the period from the grant date to the date the grant was to become 100% vested; provided that if the number of options and RSUs scheduled to vest on the first vesting date is greater than such pro rata portion, the greater number of options and RSUs will vest.

Upon a Change in Control, the options and RSUs then outstanding will become fully vested.

Exercise/Delivery of Shares:	The option may be exercised through a web-based system provided by Smith Barney Global Stock Plan Services. Participants have the option of choosing a cash or cashless exercise when exercising stock options.

No exercise price is required to be paid with respect to RSUs. Subject to any applicable tax withholding (see below), one (1) share of CLMS Class A common stock will be delivered for each vested RSU, unless receipt has been deferred by you under an applicable deferred compensation plan.

Effect of Termination of Service:	Except as provided above for termination due to death or disability, no further vesting will occur after termination of service, and all unvested options and RSUs will be forfeited and/or cancelled.

In general, vested stock options may be exercised for a period of three months following termination of service. If termination occurs after a Change in Control or is due to death or disability, then vested options remain exercisable for one year following termination of service.

However, in no event may an option be exercised after the expiration date set forth on the Award Statement.

Federal Income Tax Considerations:	The following discussion is a summary of certain current U.S. federal income tax consequences relating to stock options and RSUs. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

Stock Options. No income is recognized upon the grant of a nonqualified stock option. Upon exercise, ordinary income is recognized in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price multiplied by the number of options exercised. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

Restricted Stock Units. No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of the shares of Class A common stock issued is recognized. The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Transferability:	No options or RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All options granted under the Plan are exercisable only by you during your lifetime and by your designated beneficiary in the event of your death.

Voting Rights:	Since options and RSUs do not represent actual shares, no voting rights arise upon receipt of options or RSUs and you are not deemed to be the owner of any shares covered by the options or RSUs until such shares are delivered to you.

Dividends:	Notwithstanding the above, in addition to the shares of Class A common stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive a cash payment in an amount equal to each cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs became vested as if the RSUs were shares of Class A common stock held by you on the record date for the payment of such dividend unless receipt of such cash payment has been deferred by you under an applicable deferred compensation plan.

Tax Withholding (if any):	In the event of a change in tax laws such that tax withholding is applicable at the time you exercise options or your RSUs become vested, such withholding may, at the discretion of the Committee, be accomplished as follows. An aggregate amount of cash and/or number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares and/or cash made under or as a result of the Plan, may be deducted or withheld from shares issuable upon the exercise of options or the vesting of RSUs and/or from any cash payable with respect to such awards.